Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Leap Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	2,250,000 (3)	$2.17	$4,882,500.00	$110.20 per $1,000,000	$538.05
	Total Offering Amounts					$4,882,500.00		$538.05
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$538.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Leap Therapeutics, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 28, 2023.

(3)	Represents the number of additional shares of Common Stock issuable under the 2022 Plan, which number of additional shares of Common Stock was approved by the Registrant’s stockholders on June 16, 2023